EXHIBIT 99.1


IWERKS ENTERTAINMENT INC. AND SIMEX INC. ANNOUNCE EXECUTION OF MERGER AGREEMENT FOR STRATEGIC ACQUISITION

9/4/2001 8:30:00 AM

BURBANK, Calif. & TORONTO, Sep 4, 2001 - Iwerks Entertainment Inc. (IWRK), a leading provider of special venue entertainment theaters, and SimEx Inc., a dominant player in the special venue entertainment market, announced that both companies have signed an agreement and plan of merger.

The agreement provides that SimEx will acquire Iwerks in exchange for cash consideration of approximately US $0.63 per share of Iwerks common stock. The transaction is subject to shareholder approval and other customary closing conditions. If the two companies combine, it is expected that Iwerks will retain its brand name and identity and will continue operations in Burbank, California under the existing Iwerks management team.

"The SimEx/Iwerks company will provide market breadth to the industry," said Michael Needham, CEO of SimEx. "Together, we are well positioned for substantial growth in our industry. The combined companies will benefit from greater cost efficiencies allowing us to meet the changing needs of our clients through the development of dynamic new products and services. We are looking forward to a bright future together."

"The opportunities for the combined companies are enormous," said Don Iwerks, Chairman of Iwerks Entertainment. "With a combined network of over 120 simulation theatres and 250 Large Format theatres worldwide, the demand for new films continues to grow. The Iwerks Film Production and Distribution teams will work closely with SimEx Digital Studios to accelerate the production of new film content for our combined network of theatres."

"This merger is a giant step for the industry and more importantly benefits our valued clients and their customers," said Gary Matus, CEO of Iwerks Entertainment. "Our clients rely on our unique attractions to entertain and educate audiences around the world. The combined companies offer our clients even more resources to build their business and attract customers. The SimEx/Iwerks union strengthens our position as the leading provider of special venue attractions, that will be a major force in the global entertainment and special attraction industry."

Iwerks Entertainment Inc., founded in 1986, is the number one provider of 8/70 Large Format Theater systems worldwide and the industry leader in ride simulation. Iwerks' technologies include Giant Screen (Iwerks(R) Extreme Screen(TM)), ride simulation (Iwerks(R) TurboRide(TM)), turnkey 3D/4D theatres (Iwerks(R) 3D/4D FX Theatre(TM)) and other specialty attractions. Iwerks has nearly 200 installations in 38 countries worldwide at entertainment centers, amusement parks, movie theatres, museums, science centers, shopping centers, casinos, resorts, nightclubs, restaurants, and more. Iwerks has received two Academy Awards for Scientific and Technical Achievement: in 1998, Don Iwerks received an Oscar(R), the coveted Gordon E. Sawyer Award; in 1999, Ron Schmidt received an Academy Award(R)


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Plaque in recognition of the Iwerks patented Linear Loop(R) Projection system.
Visit www.iwerks.com for more information.

SimEx builds turnkey special venue attractions that feature film or digital projection, simulation technology and themed environments. With corporate offices in Toronto, SimEx has film production studios in Los Angeles, Toronto and Vancouver, and international sales and service offices in Tokyo, Osaka, Florida, New York, Lisbon and London.

In 1984, SimEx created the world's first simulation attraction, Tour of the Universe(TM) at the CN Tower, Toronto. Today, SimEx attractions can be found worldwide in theme parks, science centers, museums, shopping centers, family entertainment centers, location based entertainment centers and world expos. Recent clients include Universal Studios; Busch Entertainment Corporation; Volkswagen AG; Ogden Entertainment Corporation; National Museum of Science & Technology, London, UK; the Royal Saudi Air Force Museum and the Osaka Maritime Museum. SimEx attractions are offered in 2D, 3D and 4D and are multi-stage and multi-programmable. For more information, visit its Web site at http://www.simex.ca/

This release contains statements that constitute "forward-looking statements." The stockholders of Iwerks are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this release resulting from the following reasons (among others): as to the contemplated transaction with SimEx, shareholder approval of the transaction and the satisfaction of the other customary closing conditions; and as to Iwerks, the impact of the economic conditions in the Asia Pacific region and South America, the performance by the company under existing purchase contracts and the ability to obtain new contracts, the success of the company's owned and operating strategy, the success of the company's film software, the effects of competition, general economic conditions and other factors disclosed in the Company's filings with the Securities and Exchange Commission.

CONTACT:       Iwerks Entertainment Inc.
               Jeff Dahl, 818/841-7766
               jeff@iwerks.com
               or
               SimEx
               Robert Ryan, 416/597-1585
               robry@simex.ca